Exhibit 99.1

Date:	February 1, 2010
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation
Announces Fourth Quarter and Year End 2009 Earnings

LOS ALAMOS, N.M., February 1, 2010 — Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”) and Title Guaranty & Insurance Company, announced its preliminary unaudited earnings for the fourth quarter of 2009 and the year ended December 31, 2009.

William C. Enloe, Chief Executive Officer stated "The past year continued to exhibit the difficult times experienced in both the economy as a whole and in financial service companies.  The national and state economies continue to be strained but some signs of improvement are beginning to surface.  Real estate values have begun to stabilize and buyers are emerging."  Mr. Enloe continued "We remain concerned about how general economic conditions in the nation and New Mexico have affected and potentially could affect our customers and markets, and we have taken measures to properly manage these risks.  As part of these risk management measures, and after a careful assessment of our loan portfolio, we nearly doubled our provision for loan losses in 2009."

Despite the downturn in the economy, Trinity earned a net income of $4.817 million in 2009, 60.2% of the income earned in 2008.  Mr. Enloe stated that he was "proud that 2009 marked our 34th consecutive year of profitability."

	Twelve months ended December 31,
	20099	20088	Difference, $	Difference, %
	(Dollars in thousands, except per share amounts)
Interest income	$77,7688	$83,2000	$(5,4322)	(6.5)%
Interest expense	23,9777	35,9366	(11,9599)	(33.3)
Net interest income	53,7911	47,2644	6,5277	13.8
Provision for loan losses	23,7933	8,1833	15,6100	190.8
Net interest income after provision for loan losses	29,9988	39,0811	(9,0833)	(23.2)
Non-interest income	20,4899	11,5444	8,9455	77.5
Non-interest expense	42,2466	38,0433	4,2033	11.0
Income before income taxes	8,2411	12,5822	(4,3411)	(34.5)
Income taxes	3,4244	4,5833	(1,1599)	(25.3)
Net income	$4,8177	$7,9999	$(3,1822)	(39.8)%
Dividends and discount accretion on preferred shares	1,6044	---	1,6044	NA
Net income available to common shareholders	$3,2133	$7,9999	$(4,7866)	(59.8)%
Diluted earnings per common share	$0.500	$1.233	$(0.733)	(59.3)%

Unaudited net income available to common shareholders for 2009 totaled $3.213 million, or $0.50 diluted earnings per share, compared to $7.999 million, or $1.23 diluted earnings per share, for the same period in 2008, a decrease of $4.786 million in net income and a decrease of $0.73 in diluted earnings per share.  This decrease in net income available to common shareholders was primarily due to an increase in provision for loan losses of $15.610 million, an increase in non-interest expense of $4.203 million and an increase in dividends and discount accretion on preferred shares of $1.604 million.  The provision for loan losses increased pursuant to management’s loan loss reserve analysis, as a prudent measure to help insure that possible losses inherent in the bank’s loan portfolio are adequately covered.

The increase in non-interest expense was primarily due to an increase in FDIC assessments and an increase in legal, professional and accounting fees due to additional loan collection litigation.  The increase in dividends and discount accretion on preferred shares was due to Trinity's participation in the Treasury's Capital Purchase Program in which these dividends are paid as interest on the amount received by Trinity.  Partially offsetting these increased expenses, net interest income increased $6.527 million and non-interest income increased $8.945 million.  Net interest income increased mainly due to the decrease in interest expense in the lower interest rate environment.  Non-interest income increased mainly due to gains on the sales of loans and investment securities.  Income tax expenses decreased $1.159 million due to lower pre-tax income.

Beginning in late 2007, LANB began to see increased levels of loans with weaknesses stemming largely from the slowing real estate markets and decreased collateral values.  Since that time, the Board of Directors of LANB has been proactively and aggressively addressing issues related to the deterioration in the loan portfolio.  LANB has made measurable progress in improving its asset quality, with an approximate 18% decrease in classified loans since June 30, 2009.

	Three months ended December 31,
	20099	20088	Difference, $	Difference, %
	(Dollars in thousands, except per share amounts)
Interest income	$18,8944	$20,0977	$(1,2033)	(6.0)%
Interest expense	5,6499	7,4877	(1,8388)	(24.5)
Net interest income	13,2455	12,6100	6355	5.0
Provision for loan losses	3,0000	4,0933	(1,0933)	(26.7)
Net interest income after provision for loan losses	10,2455	8,5177	1,7288	20.3
Non-interest income	4,7955	2,5177	2,2788	90.5
Non-interest expense	11,2577	10,9766	2811	2.6
Income before income taxes	3,7833	588	3,7255	6,422.4
Income taxes	1,7155	(644)	1,7799	2,779.7
Net income	2,0688	1222	1,9466	1,595.1
Dividends and discount accretion on preferred shares	5235	---	5233	100.00
Net Income available to common shareholders	$1,5458	$1222	$1,4233	1,166.4%
Diluted earnings per common share	$0.244	$0.022	$0.222	1,100.0%

Trinity’s unaudited net income for the fourth quarter of 2009 totaled $1.545 million or $0.24 diluted earnings per share, compared to $122 thousand or $0.02 diluted earnings per share for the same period in 2008, an increase of $1.423 million in net income and an increase of $0.22 in diluted earnings per share.  This increase in net income was primarily due to an increase in non-interest income of $2.278 million, and a decrease in the provision for loan losses of $1.728 million.  The increase in non-interest income was mainly due to the sale of investment securities in 2009.  The provision for loan losses decreased pursuant to management’s loan loss reserve analysis, as a prudent measure to insure that possible losses inherent in the bank’s loan portfolio are adequately covered.  In addition, net interest income increased $635 thousand due to a decrease in interest expense of $1.838 million.  Income tax expenses increased $1.779 million due to higher pre-tax income.  Net Income available to common shareholders decreased by $523 thousand in the fourth quarter as a result of dividends payable under the Treasury's Capital Purchase Program.

***

Trinity is a bank holding company with $1.678 billion in total assets and has 316 employees.  LANB is currently in its 47th year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock, three offices in Santa Fe and an office in Albuquerque.  LANB also operates a network of 31 automatic teller machines throughout northern New Mexico.  Title Guaranty & Insurance Company offers title services from its offices in Los Alamos and Santa Fe.

***********************************************************************************************
This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.